INTERACTIVE TELEVISION CONTENT SERVICE AGREEMENT

This Agreement is made on March 10, 2003 between:

(1) TWO WAY TV LIMITED, a company incorporated and organized under the laws of England and Wales (Registered No. 2662112), having its principal place of business at Beaumont House, Kensington Village, Avonmore Road, London W14 8TS (hereinafter referred to as "TWOWAY TV"), and (2) ZONE4PLAY (CY) LIMITED, a company duly incorporated and organized under the laws of Cyprus (Registered No. 135752), having its principal place of business at 5 Hytron Street, Nicosia 1075, Cyprus, together with Zone4Play Israel Limited, a company duly incorporated and organized under the laws of Israel (Registered No. 513131094), having its principal place of business at 3B Ha'Shlosha St., Tel Aviv 67060, Israel shall hereinafter be referred to jointly and separately as "CONTENT PARTNER".

RECITALS

1. TwoWay TV operates an interactive television service that is already is and will be accessible to subscribers of the digital cable television platforms operated by ntl and Telewest in the United Kingdom Of Great Britain and Eire.

2. Content Partner provides applications and content for digital interactive television platforms for various channels, networks and other entities worldwide.

3. Each Party has the necessary experience, knowledge, technology, competent personnel and capacity to perform and meet successfully all its obligations under this Agreement.

4. TwoWay TV wishes to receive from Content Partner and Content Partner wishes to provide to TwoWay TV interactive applications and content for distribution by TwoWay TV as part of its interactive television service for access via the digital cable television platforms operated by ntl and Telewest in the United Kingdom and Ireland, and pursuant to the terms and conditions set out in this Agreement.

THE PARTIES AGREE AS FOLLOWS:

2.    DEFINITIONS AND INTERPRETATION

1.1. In this Agreement, including the Recitals and Schedules, the words and expressions mentioned in Schedule 1 of this Agreement shall have the meaning set out in that Schedule unless the context otherwise requires.

1.2.  In this Agreement unless otherwise specified:

a. the expression "including" or "include(s)" shall mean "including but not limited to";

b. a person shall mean any person, individual, company, firm, corporation, government, state or agency of any state or any undertaking or organization (whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it is incorporated or exists;

c. a Party shall mean a Party to this Agreement and includes its permitted assignees and/or the successors in title to that part of its undertaking which includes this Agreement;

d. references to recitals, clauses or schedules are to the recitals and clauses of and schedules to this Agreement;

e. the recitals, the schedules and, where relevant, the appendixes form an operative part of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the recitals, schedules and the appendixes;

f. words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders; and

g. headings are for information only and shall not be taken into account when construing the meaning of this Agreement.

2.    CONTENT SERVICE - THE PARTIES' RESPONSIBILITIES

2.1. Under the terms and conditions of this Agreement, Content Partner shall develop, host, maintain and provide the Content Service and TwoWay TV shall make the Content Service available to Subscribers as a "Play 4 Fun Casino Zone" from the interactive games menu of the Channel as distributed under by TwoWay TV its current carriage arrangements with each of the Cable Networks.


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2.2.  Content Partner shall at its cost and in accordance with the Launch
      Timetable and the terms and conditions of this Agreement:

(i) develop and build the Content Service in compliance with the Full Specification;

(ii) comply with its obligations under Clause 3 (Pre-Production, Development, Testing & Acceptance);

(iii) from the Commercial Launch and thereafter throughout the Term, host, operate and maintain the Content Server on a twenty four (24) hour seven
      (7) days per week basis as a continuous uninterrupted service, so as to enable a Subscriber to request the Content Service from the Content Service page (accessed via the Channel's interactive games menu) via the STB modem out-of-band and cause a software application to download and open in the STB resulting in the transmission of a broadcast data stream including application specific data which will enable a Subscriber to interact with the Content Service (or part thereof) selected;

(iv) use the Billing System for all Subscriber payment transactions within the Content Service and shall not use any alternative method of charging Subscribers for any products or services within the Content Service;

(v) refresh and update the Content Service in accordance with the Full Specification;

(vi) operate, maintain and refresh leader-boards within the Content Service in accordance with the Full Specification; and

(vii) during the Term provide and maintain the Service Level Agreement.

2.3. TWTV shall at its cost and in accordance with the Launch Timetable and the terms and conditions of this Agreement:

(i) provide such technical advice and assistance as may be necessary to enable the Content Partner to fulfil its obligations under paragraph 2.2 to the limits set out in paragraph 3.6

(ii)  provide the Content Creation Kit;

(iii) comply with its obligations under Clause 3 (Pre-Production, Development, Testing & Acceptance);

(iv) from the Commercial Launch and throughout the Term, provide and maintain a web link to the Content Service page (accessed via the Channel's interactive games menu) to enable a Subscriber to request the Content Service via the STB modem out-of-band and cause a software application to download and open in the STB resulting in the transmission of a broadcast data stream including application specific data which will enable a Subscriber to interact with the Content Service (or part thereof) selected;

(v) make the Content Service available to Subscribers as a "Play 4 Fun Casino Zone" page from the interactive games menu of the Channel as distributed under its current carriage arrangements with each of the Cable Networks from the Commercial Launch and throughout the Term as a continuous uninterrupted service, except in the event of the circumstances set out in Paragraph 11 or in the case of outages on the Cable Networks themselves over which Two Way TV has no control;

(vi) from the Commercial Launch and throughout the Term, collect the Net Subscriber Revenue under the terms of its current carriage arrangements with each of the Cable Networks; and

(vii) be strictly prohibited from making any change to the Full Specification and/or the Content Service unless agreed with Content Partner in writing in advance or as required to do so by a Cable Network or by law

2.4.  Throughout the Term, the Content Partner shall:

(i) perform its obligations in a professional manner conforming to generally accepted industry standards and practices;

(ii) be strictly prohibited from making any change to the Full Specification and/or the Content Service unless agreed with TwoWay TV in writing in advance or as required to do so by a Cable Network or by law;

(iii) ensure that following Commercial Launch the Content Service does not contain any links to any other content or services or any promotion, marketing or advertising unless agreed to between the Parties in writing in advance; and

(iv) ensure that the quality of the Content Service provided shall be no less than the quality of any similar content service which the Content Partner provides to any other digital television network operator or interactive service provider having the same infrastructure and technical capabilities as the Cable Networks.

2.5. During the Term, the Content Service shall be provided to TwoWay TV for use on the Cable Networks in the Territory on a strictly exclusive basis. During the Term and provided TwoWay TV meets its obligations under this Agreement, TwoWay TV shall be and remain the Content Partner's exclusive integrator and distributor on the Cable Networks of the Content Partner's fixed odds betting and gaming content and services. With respect to any future features or products including but not limited to fixed odds betting and gaming content and services, the parties shall prior to the Content Partner approaching a Cable Network or any third party favorably discuss the terms of distribution by TwoWay TV. During the Term, TwoWay TV undertakes that it will not distribute for use on the Cable Networks any third party content service containing the same games as those described in the Specification.


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2.6.  For the avoidance of doubt hacking activities by third parties affecting the proper working of the Content Service which are beyond Content Partner's or TwoWay TV's reasonable means of control as a professional operator shall be considered a Force Majeure.

3.    TESTING & ACCEPTANCE

3.1   Pre-Production and Development

(i) The Parties have agreed an initial specification for the Content Service (attached hereto as Schedule 2) (the "SPECIFICATION").

(ii) The Content Partner shall undertake the pre-production work in accordance with the Specification, and provide a full navigational structure, storyboard, designs for all key screens within the Content Service and the text copy for all help screens, 'terms and conditions' and other areas of text within the Content Service (the "FULL SPECIFICATION"). These will be provided to and agreed with TwoWay TV. TwoWay TV shall provide all reasonable assistance to the Content Partner in connection with such pre-production work.

(iii) The Content Partner shall undertake the development work of the Content Service to the Full Specification at its own premises using the Content Creation Kit provided by Two Way TV. The Content Partner shall undertake all such development work at its own cost. As part of the development work the Content Partner shall integrate the Billing Module into the Content Service in accordance with TwoWay TV's instructions. Two Way TV shall provide all reasonable assistance to the Content Partner in connection with the development work.

3.2   QA Testing

(i) Following completion of the development work pursuant to Clause 3.1(iii) and to Two Way TV's satisfaction, Content Partner's shall in accordance with the Launch Timetable and at its cost carry out its own internal quality assurance testing of the Content Service at Content Partner's premises against development STBs representative of the STBs as then in use on the Cable Networks to verify compliance with the Full Specification, that the user interaction is robust and reliable, and to demonstrate that the Content Service will operate effectively on the Cable Networks without defect or without causing any adverse effect to the Cable Networks ("QA TESTING").

(ii) To the extent the QA Testing reveals any program error or bug in the Content Service arising from the development work performed by Content Partner ("ERROR"), Content Partner shall promptly remedy any such Error without additional cost or expense to TwoWay TV.

(iii) TwoWay TV shall provide all reasonable assistance to Content Partner in connection with the QA Testing.

3.3   User Acceptance Testing

(i) Upon completion of the QA Testing, Content Partner will in accordance with the Launch Timetable deliver the Content Service to TwoWay TV, together will a full set of user acceptance tests (test scripts) and TwoWay TV will in accordance with the Launch Timetable and at its cost carry out user acceptance testing at TwoWay TV's premises on the relevant Cable Network consumer STBs to verify that the Content Service has been developed in accordance with the Full Specification ("USER ACCEPTANCE TESTING").

(ii) The Content Partner shall provide all reasonable assistance to TwoWay TV in connection with the User Acceptance Testing.

(iii) To the extent that the Content Service (or part thereof) fails to pass the User Acceptance Testing due to either an Error or a discrepancy in the Content Service's gameplay and features from the Full Specification ("Discrepancy"), this will be documented by TwoWay TV, together with evidence of the context in which the Bug or the Discrepancy is discovered (including in the case of an Error a video recording of this, where possible), and provided to Content Partner for resolution. Content Partner shall and at its cost promptly remedy any such Error or Discrepancy without additional cost or expense to TwoWay TV.


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(iv)  After resolution of any Error or Discrepancy, Content Partner will re-deliver the updated version of the Content Services (or part thereof) to TwoWay TV together with evidence of such resolution. TwoWay TV will re-submit the Content Services (or part thereof) for further User Acceptance Testing for verification that any Error or Discrepancy has been properly resolved. The Content Partner shall provide all reasonable assistance to TwoWay TV in connection with the resolution of any Error or Discrepancy.

3.4   Network Review

(i) Upon completion of the User Acceptance Testing and TwoWay TV's sign-off of this project stage, Content Partner will in accordance with the Launch Timetable deliver a final release of the Content Services to TwoWay TV and TwoWay TV will in accordance with the Launch Timetable submit such final release of the Content Services to the relevant Network for the Network's final review and acceptance prior to Commercial Launch ("NETWORK REVIEW").

(ii) Each Party shall provide all reasonable assistance to the Network in connection with the relevant Network Review.

(iii) To the extent that the Content Services (or part thereof) fails to pass the Network Review due to an Error discovered as part of the Network Review this will be documented by TwoWay TV, together with evidence of the context in which the Error is discovered (including a video recording of this, where possible), and provide to Content Partner for resolution. Content Partner shall promptly remedy any such Error without additional cost or expense to TwoWay TV and provide this to TwoWay TV to re-submit such final release for the Network Review.

(iv) After the Content Services have passed a Network Review, Content Partner shall deliver to TwoWay TV a final Cable Network approved release of the Content Service not later than one (1) week before the Commercial Launch. Failure to do this shall entitle TWTV (without prejudice to its other rights and remedies) and at its sole discretion terminate this Agreement by giving written notice of fourteen (14) Working Days to the Content Partner.

(v) If, after thirty (30) days of notification of any Error to the Content Partner, any part of the Content Services continues to fail the Network Review due to such Error, provided that such failure is not due to or caused by any Outside Factor, TwoWay TV may (without prejudice to its other rights and remedies) and at its discretion decide to either accept all or part of the Content Services "as is" or terminate this Agreement upon giving written notice to the Content Partner.

3.5   Changes

(i) The Parties agree that the costs related to any request from TwoWay TV for any changes to the Content Service, after TwoWay TV has completed User Acceptance Testing and has approved the Content Service for submission to Network Review, which affect the lay-out of the Content Service and (cumulatively) do not fall within the scope of the Full Specification shall be borne by TwoWay TV, unless such changes are a result of unforeseen requests by the Cable Networks or in order to comply with local regulations or law governing such Content Services. Such costs shall not be incurred unless agreed in writing before any work takes place to implement such changes.

(ii) The Parties agree that costs, related to any further changes to the Content Service after the delivery by Content Partner of the Content Service for the Network Review, shall be agreed between them.

3.6   Extent of Two Way TV Support

(i) Notwithstanding Clause 12, TwoWay TV may at its sole discretion terminate this Agreement by written notice if it is obliged to provide in excess of twenty (20) Working Days to fulfil its obligations to make the Content Service available within the Channel under Clause 2 or Clause 3 of this Agreement. TwoWay TV shall provide the Content Partner with a weekly report broken down by activity showing the number of Working Days (or working hours as part thereof) incurred to that point in time.


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4.    REVENUE GENERATION

Except if (and only to the extent) otherwise provided for in this Agreement, the only sources of revenue from the Content Service for both Parties arising from this Agreement will be those specified in Schedule 5 and in accordance with the provisions set out in that Schedule.

5.    FEES, REVENUE SHARING AND PAYMENT

5.1. Each Party shall be remunerated with respect to the Content Service in accordance with the revenue splits set out in Schedule 6.

5.2. If one Party is liable to pay a share of revenue generated in accordance with Schedule 5 to the other Party it shall within thirty (30) days of the end of each calendar month send to the other Party a statement setting out all the revenue generated during that month due to be shared and the share due to the other Party in accordance with Schedule 6. The Party receiving the statement shall send the other Party an invoice for its share, which shall be payable in accordance with Clause 5.3.

5.3. The amounts due by one Party to the other Party shall be paid to the bank account specified by such Party, within the later of thirty (30) days after receipt of an original invoice or within five (5) days of receipt of the revenue generated in accordance with Schedule 5. Such invoice shall include all details reasonably required and notified by the Party that is under the obligation to pay. Invoices will be sent on a monthly basis, unless expressly stated otherwise in this Agreement. The amounts that are invoiced are deemed to include all applicable costs, but are exclusive of taxes. Interest shall be payable on any overdue payments by either Party at the rate of 2% per annum above the base rate of HSBC or the maximum rate permitted by law, whichever is less applicable at the end of the business day on the date when such payments first become overdue until the date on which such payment is made.

5.4. The Parties shall during the Term and for one year thereafter maintain full and accurate records to enable either Party to verify the other Party's compliance with the terms of this Agreement, including all payments due to either Party.

5.5. Either Party may appoint an independent auditor to examine the other Party's records for the purpose of verifying the other Party's compliance with the terms of this Agreement including all payments due to either Party, at the following times: (1) once a year during the Term and once in the following year and (2) if and when that Party has, at any stage during the Term, reasonable grounds to suspect that the other has materially failed to comply with its payment obligations. Any audit conducted under this Clause shall be at the cost of the Party appointing the auditor and such Party shall give the other not less than fifteen (15) working days prior written notice of its intention to audit. Any such audit shall be conducted during normal working hours and the fees of the auditor are not to any extent to be contingent on the results of the audit. Sums which are shown by the audit to have been underpaid by either Party shall be paid to the other Party forthwith together with interest (calculated in accordance with Clause 5.5) and if such underpayment equals or exceeds ten (10)% of the total amounts paid to the other Party in respect of the period which is the subject to the audit, the Party that made such underpayment shall reimburse the other Party for all reasonable expenses and costs incurred by that Party in connection with such audit.

6.    BRANDING AND MARKETING OF THE CONTENT SERVICE / TRAFFIC AND USAGE
      REPORTING

6.1. Unless otherwise provided for in Schedule 7, Content Partner is and remains the exclusive owner of any Content Service Marks that do not comprise of Two Way TV's Marks. The Content Service Marks on the date of the Commercial Launch shall be as specified in Schedule 7. The Content Partner shall not change the Content Service Marks without the prior written agreement of TwoWay TV, and all necessary re-development work to the Content Service resulting from such change shall be undertaken by the Content Partner at its cost.

6.2 Two Way TV is and remains the exclusive owner of the TwoWay TV Marks. The TwoWay TV Marks on the date of the Commercial Launch shall be as specified in Schedule 7. In case TwoWay TV decides to change the TwoWay TV Marks it shall give reasonable notice of that change to the Content Partner, and all necessary re-development and/or integration work to the Content Service resulting from such change shall be at TwoWay TV's cost.


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6.3.  The Parties shall comply with the provisions of Schedule 7 concerning the
      Marks and the promotion and marketing of the Content Service.

6.4 In addition to the other obligations specified in this Clause 6, TwoWay TV and Content Partner shall use their reasonable endeavours (and where appropriate shall co-operate) to promote the Content Service and the Channel, as the case may be, in all appropriate marketing media approved by both Parties in writing with a view to increase the number of Subscribers using the Content Service.

6.5 The Parties shall keep each other informed on a monthly basis of the traffic and usage of the Content Service by the Subscribers. Such reporting shall contain all the information as specified in Schedule 8.

6.6 Parties agree that at the Commercial Launch, and from time to time after the Commercial Launch during the Term, press releases will be issued jointly and with the agreement in writing of both the Parties regarding the Content Service and any update or upgrade.

7.    INTELLECTUAL PROPERTY RIGHTS

7.1 Content Partner grants to TwoWay TV a non-exclusive, license during the Term to cache, electronically store, use, display, communicate and make available to Subscribers, and to transmit, distribute, broadcast, stream and encode the Content Service (as necessary and in whole or in part) for the following purposes:

(i) to make the Content Service available within the Channel for distribution under its current carriage arrangements with each of the Cable Networks in the Territory; and

(ii) for inclusion in any promotional or other advertising materials for TwoWay TV's business for the purposes of marketing, advertising and promoting the Content Service and the Channel, alone or in association with other content partners of TwoWay TV.

7.2. During the Term TwoWay TV shall be allowed to make and retain copies of the materials supplied by Content Partner to TwoWay TV under this Agreement solely for the purposes of TwoWay TV properly fulfilling its obligations under this Agreement, including any back-up purposes, in order to ensure the continuity of making the Content Service available to Subscribers from the Channel for distribution on the Cable Networks until this Agreement is terminated or expires, whereby upon expiry and/or termination TwoWay TV shall return such materials to Content Partner.

7.3. During the Term Content Partner hereby grants to TwoWayTV a non-exclusive, license to use the Content Service Marks for the purposes of including these within the Channel and marketing and promoting the Content Service as part of the Channel. TwoWay TV acknowledges that the license of rights granted under this Clause 7.3 does not confer any rights of ownership in the same to TwoWay TV and that such rights together with all goodwill associated with them are and will remain the exclusive property of Content Partner. TwoWay TV shall promptly cease all use of all of Content Partner's Marks upon the expiry or earlier termination (howsoever caused) of this Agreement and, shall immediately return all relevant materials and information provided to it by Content Partner. TwoWay TV shall not do or omit to do any act, which may impair or offend the validity of Content Partner's rights regarding Content Partner's Marks or in any way diminish such rights.

7.4 For the Term TwoWay TV hereby grants to Content Partner a non-exclusive, license to use the TwoWay TV Marks for the purposes of including these within the Content Service and marketing and promoting the Content Service as part of the Channel. Content Partner acknowledges that the license of rights granted under this Clause 7.4 does not confer any rights of ownership in the same to Content Partner and that such rights together with all goodwill associated with them are and will remain the exclusive property of TwoWay TV. Content Partner shall promptly cease all use of all of TwoWay TV Marks upon the expiry or earlier termination (howsoever caused) of this Agreement and, shall immediately return all relevant materials and information provided to it by TwoWay TV. Content Partner shall not do or omit to do any act, which may impair or offend the validity of TwoWay TV's rights regarding the TwoWay TV Marks or in any way diminish such rights.

7.5 All rights, title and interest, including Intellectual Property Rights, in the Content Service (excluding for the avoidance of doubt any TwoWay TV Materials) comprehensively belong to, are controlled by or licensed to Content Partner and Content Partner or its licensors (as the case may be) retain all such rights, title and interest, including the Intellectual Property Rights. TwoWay TV shall not acquire or claim any right or title to any of the foregoing by virtue of the rights granted under this Agreement.


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7.6   All rights, title and interest, including Intellectual Property Rights, in the Channel and in all and any TwoWay TV Materials comprised within of supporting the Channel (and its functionality, broadcast, operation and management) or as provided as a component part of the Channel are expressly reserved by TwoWay TV and its licensors and TwoWay TV and its licensors (as the case may be) retain all such rights, title and interest, including the Intellectual Property Rights in all and any Two Way TV Materials. Content Partner shall not acquire or claim any right or title to any of the foregoing by virtue of the rights granted under this Agreement.

8.    WARRANTIES AND INDEMNITIES

8.1. Content Partner warrants and undertakes to TwoWay TV that, at all times during the Term:

(i) it has full power and authority to enter into and to perform its obligations under this Agreement;

(ii) all corporate or other action required to authorise the execution and performance by such party of its obligations hereunder has been duly taken;

(iii) the signing and delivery of this Agreement and the performance of any of the Subscriber payment transactions contemplated in it will not contravene or constitute a default under any provision contained in any agreement, instrument, law, judgement, order, licence, permit or consent by which that party is bound;

(iv) the Content Service and any services or updates provided to Subscribers as part of the Content Service and shall comply with all applicable laws, government rules and regulations, in the Territory;

(v) the Content Service will not be defamatory, offensive, obscene, pornographic or racist;

(vi) it owns or controls sufficient of the Intellectual Property Rights in the Territories in the Content Service and the Content Partner Marks to provide the Content Service and the Content Partner Marks to TwoWay TV in accordance with the terms of this Agreement;

(vii) the distribution of the Content Service by TwoWay TV within the Channel on the Cable Networks in accordance with this Agreement will not infringe or make unlawful use of any Intellectual Property Right of any third party or infringe the moral rights of any person; and

(viii) it possesses or shall obtain and shall maintain at its own expense all necessary permits, approvals and consents to advertise, operate and maintain any services provided to Subscribers as part of the Content Service including to conduct any Subscriber payment transactions.

8.2. Content Partner shall indemnify and keep TwoWay TV fully and effectively indemnified on demand from and against any and all costs, losses, expenses (including all courts costs, reasonable attorney's fees and expenses), penalties, damages and liabilities incurred by TwoWay TV arising out or in connection with any claim, allegation or action brought against TwoWay TV by any third party and/or arising out of or in connection with a breach of any of Clauses 8.1(i) to 8.1(viii) up to a maximum aggregate sum of (pound)500,000 (five hundred thousand pounds).

8.3   Two Way TV warrants and undertakes to Content Partner that:

(i) it has full power and authority to enter into and to perform its obligations under this Agreement;

(ii) all corporate or other action required to authorise the execution and performance by such party of its obligations hereunder has been duly taken;

(iii) the signing and delivery of this Agreement and the performance of any of the Subscriber payment transactions contemplated in it, except those relating the Content Service itself, will not contravene or constitute a default under any provision contained in any agreement, instrument, law, judgement, order, licence, permit or consent by which that party is bound;

(iv) it shall make the Content Service available to Subscribers as a "Play 4 Fun Casino Zone" from the interactive games menu of the Channel as distributed under its current carriage arrangements with each of the Cable Networks from the Commercial Launch and throughout the Term, to the extent it is permitted to do so by those carriage arrangements; and

(v) it possesses or shall obtain and shall maintain at its own expense all necessary permits, approvals and consents to advertise, operate and maintain the Channel for distribution on the Cable Networks.

8.4 TwoWay TV shall indemnify and keep Content Partner fully and effectively indemnified on demand from and against any and all costs, losses, expenses (including all courts costs, reasonable attorney's fees and expenses), penalties, damages and liabilities incurred by Content Partner in relation to any claim, allegation or action brought against Content Partner by any third party and/or arising out of or in connection with a breach of any of Clauses 8.3(i) to 8.3(v) up to a maximum aggregate sum of (pound)500,000 (five hundred thousand pounds).


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9.    LIMITATION OF LIABILITY

9.1. Subject to the other provisions of this Clause 9 and to the extent permitted by law, the liability of each Party to the other arising out of or in connection with this Agreement shall be limited to loss or damage arising directly out of any breach of that Party's obligations or warranties under this Agreement and neither Party shall be liable to the other, nor (as the case may be) to the other Party's sub-licensees or sub-contractors, in contract, tort (including negligence and breach of statutory duty) or otherwise for any indirect or consequential loss or damage (including loss of profits, anticipated savings, loss of customers or business opportunities) arising out of or in connection with this Agreement, even if such loss or damage was reasonably foreseeable or if that Party had been advised of the possibility of the other incurring the same, other than those for which the Parties have expressly assumed liability under this Agreement.

9.2. Each Party's liability under this Agreement, shall be limited to direct loss or damage and shall not exceed a maximum aggregate of (pound)100,000 (one hundred thousand pounds) in respect of one incident or series of incidents arising out of a common cause in each 12 month period during the Term.

9.3. Nothing in this Clause 9 shall be construed to exclude the liability of either Party for death or personal injury arising from its negligence.

9.4. Should any provision contained in this Clause 9 be held to be invalid under any applicable statute or rule of law, it shall to that extent be deemed omitted.

10.   EXTERNAL COMMUNICATIONS - CONFIDENTIALITY

10.1. External Communications:

      Subject to Clause 6.6, neither Party may issue any statement or external communication concerning the subject matter of this Agreement and the Parties' relationship thereunder without the prior written consent of the other Party. In case there is such consent, the Parties shall agree, before any such statement or external communication is issued to any third party or to the public, on the timing and the content of such statement or external communication. Each Party shall cause its respective Representatives to adhere to the obligations set forth in this Clause 10.1.

10.2. Confidential Information:

(i) Content Partner and TwoWay TV each agree that it shall keep confidential the terms; conditions and provisions of this Agreement and it shall cause its respective Representatives to adhere to this obligation.

(ii) Neither Party shall disclose in any way, neither directly nor indirectly, neither orally nor in writing or by any other means, the nature and contents of the relationship with the other Party, as well as the Information which it becomes aware of in connection with the activities contemplated by this Agreement, to any third parties, except with the explicit consent of the other Party.

(iii) With respect to Confidential Information disclosed under this Agreement, unless otherwise mutually agreed upon in writing, the receiving Party and its Representatives shall: (a) hold the Confidential Information in strict confidence, exercising a degree of care not less than the care used to protect its own confidential or proprietary information from disclosure, and in no event less than a reasonable degree of care; (b) restrict disclosure of the Confidential Information solely to those Representatives with a need to know and not disclose it to any other person; (c) advise those Representatives of their confidentiality obligations with respect to the Confidential Information; (d) reproduce, distribute or use the Confidential Information solely and strictly in connection with and where necessary for the performance of the receiving Party's obligations under this Agreement.

(iv) Each Party shall take all reasonably necessary measures to restrain its Representatives from the unauthorized disclosure or use of Confidential Information.

(v) Confidential Information shall be deemed the property of the disclosing Party and nothing contained in this Clause 10.2 shall be construed as granting or conferring to the receiving Party any rights or title, by license or otherwise, in any Confidential Information disclosed, or under any Intellectual Property Right of the disclosing Party.

(vi) In the event that the receiving Party (a) needs to make disclosures of Confidential Information for securities law purposes, or (b) is required by law, regulation, government agency or court order, discovery request, subpoena, or civil investigative demand to disclose any Confidential Information, in the case of (a) the receiving Party shall provide the disclosing Party with prompt written notice so that the disclosing Party can work with the receiving Party to limit the disclosure to the greatest extent possible consistent with legal obligations (provided that disclosure of the name of the disclosing Party shall never be made without that Party's prior written consent); or in the case of (b) the receiving Party shall use its reasonable efforts to minimize such disclosure and to obtain an assurance that the receiving third party shall accord confidential treatment to the Confidential Information, and shall notify the disclosing Party contemporaneously of such disclosure.

(vii) The obligations of confidentiality, use and care in Clause 10.2 shall expire five (5) years from receipt of the particular Confidential Information, regardless of termination or expiration of this Agreement.

10.3. Each Party shall be responsible for any breach of this Clause 10 by any of its respective Representatives.

11.   SUSPENSION - REMOVAL OF THE CONTENT SERVICE

11.1. Notwithstanding Clauses 2.3(v), 3.4(iv) and (v), and 8.3(iv), TwoWay TV may, at its sole discretion and without being liable in any way to Content Partner, immediately suspend the distribution of the Content Service to the Subscribers and/or remove the Content Service from the Channel, or where TwoWay TV is obligated to do so to comply with an order, instruction or request of a Cable Network or any governmental, regulatory or judiciary authority.

11.2 Based on the specific circumstances (including the degree of urgency) TwoWay TV shall use its reasonable endeavours to notify to Content Partner beforehand of its intention to suspend the distribution of the Content Service to the Subscribers and remove the Content Service from the Channel either in whole or in part. TwoWayTV may, at its sole discretion, display any appropriate notice to warn Subscribers or to provide them with the appropriate explanation with respect to such suspension and removal.

12.   TERM AND TERMINATION

12.1. Unless terminated as provided herein, this Agreement shall come into full force and effect and becomes legally binding from the Effective Date and shall continue for a period of twelve (12) calendar months from the date of the Commercial Launch.

12.2. Notwithstanding the provisions under Clause 12.1, either party may terminate this Agreement on three (3) months notice to the other.

12.3. Notwithstanding the provisions under Clause 12.1, this Agreement may be terminated by either Party (the "notifying Party") immediately upon receipt of notice, in the event that the other Party has breached a material term or condition of this Agreement (to be considered as a "material breach", as defined in Schedule 1) or has persistently breached a non-material term or condition and that Party has not cured such material or persistent non-material breach within thirty (30) days after receipt of a written notice from the first Party specifying such material or persistent non-material breach. Such notice shall be given by the notifying Party as soon as reasonably possible following the date on which the notifying Party becomes aware of the material breach or the persistent non-material breach.

12.4. Either Party may terminate this Agreement with immediate effect by giving notice to the other if that other Party (the "defaulting Party") shall have a receiver or an administrative receiver appointed over it or over any part of its undertaking or assets or shall pass a resolution for winding up (otherwise than for the purpose of a bona fide scheme of solvent amalgamation or reconstruction) or a court of competent jurisdiction shall make an order to that effect or it shall make an application to a court of competent jurisdiction for protection from its creditors generally, or if it shall become subject to an administrative order or shall enter into any voluntary agreement with its creditors or shall cease or threaten to cease to carry on business or a similar event occurs in respect of the defaulting Party in any other jurisdiction.

12.5. Except if (and to the extent) expressly otherwise provided for in this Agreement, the termination of this Agreement shall be without prejudice to the accrued rights and obligations of the Parties and shall not affect any term of this Agreement which expressly or by implication is intended to survive such termination, including Clauses 8, 9 and 10.

13.   ASSIGNABILITY

      Neither Party may assign or sub-license any of its rights or sub-contract any of its obligations under this Agreement without the prior written consent of the other Party (which shall not be unreasonably withheld or delayed). In the event of such assignment, sub-licensing or sub-contracting to a third party with the other Party's prior written consent, the Party assigning or sub-licensing any of its rights or sub-contracting any of its obligations shall remain fully liable for the performance thereof in the event and to the extent that the assignee fails to perform any of those obligations. However, each Party may assign, sub-contract, sub-license or delegate any of its rights, obligations or liabilities under this Agreement, either in whole or in part, without the prior written consent of the other Party, to any of its Affiliates.

14.   NOTICES AND CONTACT DETAILS

14.1. All notices under this Agreement shall be given in writing and be deemed received:

-     if sent via courier on the date of delivery;

-     if personally delivered, on the date of delivery;

- if sent via registered mail, return receipt requested, on the date of delivery of the letter; or

- if sent by facsimile, on the date of receipt provided that a valid facsimile success report has been obtained.

      The address of the Parties for delivery of notices is set forth above. Either Party may change such address and numbers by notice to the other Party. All notices to be served on TwoWay TV shall be sent to the contract manager mentioned in Schedule 9.

14.2. The contact details of the representatives of both Parties in charge of the day-to-day management and implementation of this Agreement are specified in Schedule 9.

15.   PROTECTION OF PERSONAL DATA - RELATIONSHIP WITH THE SUBSCRIBERS

15.1. Each Party in performing its obligations hereunder shall comply with the Data Protection Act 1998 and any directions issued by the Data Protection Registrar in relation to such obtaining, storage and use of personal data as may be required or carried out under this Agreement.

15.2. The ownership of all rights in the Data generated by the Content Service shall vest in the Party who creates and operates any such databases and shall be used solely for and only to the extent necessary for the performance of its obligations hereunder. It is hereby acknowledged and agreed by Content Partner that any Data created or held by Content Partner shall be held as agent for TwoWay TV or the relevant Cable Network (as the case may be). The Content Partner shall not, under any circumstance pass any Data to third parties or to use it for marketing or promotional activities or for any other purpose without the prior written consent of both TwoWay TV and the Subscriber concerned or as expressly authorised to do so by the relevant Cable Network in writing.

15.3. Each Subscriber accessing or using the Content Service or any part thereof is and remains at all times during the Term, the exclusive customer of TwoWay TV, even in the event that Content Partner would have one or several direct contacts with and/or access to any Data of such Subscriber.

16.   GOVERNING LAW - JURISDICTION

      This Agreement shall be governed by and construed under the laws of England and Wales and TwoWay TV and Content Partner hereby agree that the competent court in London, UK shall have sole and exclusive jurisdiction over any disputes between them in connection with this Agreement.

17.   MISCELLANEOUS

17.1. Neither Party shall be liable to the other for any delay or non-performance of its obligations hereunder arising from an event constituting Force Majeure. The Party whose performance is prevented or delayed shall give prompt written notice to the other Party of the event and shall be excused from performance to the extent delayed or prevented by Force Majeure, provided that the Party whose performance is prevented or delayed shall take reasonable steps to avoid or remove such causes of non-performance and shall resume performance whenever and to the extent such causes are removed. If it appears that performance shall be interrupted for more than thirty (30) days due to Force Majeure, either Party may terminate this Agreement. TwoWayTV shall not be required to pay any fees over a period during which the Content Service could not be provided or was interrupted because of Force Majeure.

17.2. A waiver of any term, provision or condition of or consent granted under this Agreement or a waiver by either Party of any breach or default by the other Party shall be effective only if given in writing and signed by the waiving or consenting Party and then only in the instance and for the purpose for which it is given.

17.3. Nothing in this Agreement shall be deemed to create any joint venture, partnership or principal agent relation between the Parties hereto, and no Party shall hold itself out in advertising or otherwise in any manner, which would indicate or imply any such relationship with the other.

17.4. This Agreement contains the entire agreement between Parties respecting the subject matter of this Agreement and supersedes all prior understandings and arrangements respecting the subject matter of this Agreement.

17.5. The Parties agree to do all such acts and things and/or execute or procure the execution of all such documents that are from time to time required to give full meaning and effect to this Agreement.

17.6 In the event that any of the provision of this Agreement shall be found by any court or administrative or regulatory body of competent jurisdiction to be invalid or unenforceable, the invalidity or unenforceability of such provision shall not affect the other provisions of this Agreement and all provisions not affected by such invalidity or unenforceability shall remain in full force and effect. The Parties hereby agree to substitute for any invalid or unenforceable provision a valid or enforceable provision that achieves the economic, legal and commercial objectives of the invalid or unenforceable provision.

SCHEDULE 1: DEFINITIONS

"Affiliate" means any corporation, company, or other entity, which exists on the Effective Date or at any time during the Term and which: (i) is Controlled by a Party hereto; or (ii) Controls a Party hereto; or (iii) is under common Control with a Party hereto; an entity is considered an Affiliate only so long as such ownership or Control exists;

"Billing Module" means code supplied by TwoWay TV for integration with the Content Service, that enables the Content Service to use the Billing System, as referred to in Schedule 10;

"Billing System" means TwoWay TV's proprietary transactional management billing system as described in Schedule 10;

"Cable Network(s)" means the digital television subscription cable networks operated by ntl and/or Telewest in the Territory;

"Channel" means the TwoWay TV branded interactive television games service channel, comprising of interactive television content and features, as owned and operated by Two Way TV and distributed in the Territory via the Cable Networks;

"Commercial Launch" means in accordance with the Launch Timetable the date on which the Content Service is made commercially available to Subscribers via the Channel;

"Confidential Information" means all information of a proprietary and/or confidential nature in relation to the commercial and technical operations, businesses, organization, projects or any other activities or financial affairs (including future sales and targets) of the disclosing Party or its Affiliates provided by or on behalf of the disclosing Party, directly or indirectly, in whatever form and includes, without limitation, all technical or non-technical information; financial, accounting, or marketing data; business plans and other business-related information, studies, analyses, forecasts, predictions or projections; intellectual property, trade secrets, or know-how; personal or account information of Subscribers; as well as reports, analyses, studies or any other materials containing or based upon Confidential Information ; Confidential Information may take a variety of forms, including documentation, drawings, specifications, software, samples, technical, or engineering data, or other physical or electronic writings, as well as oral communications, visual display, or demonstrations ; Confidential Information also includes any Confidential Information from Affiliates of the disclosing Party ; Confidential Information shall not include any information that: (a) was previously known to the receiving Party free of any confidentiality obligation; (b) is or becomes publicly available by means other than unauthorized disclosure; (c) is developed by or on behalf of the receiving Party independent of any Confidential Information provided by the disclosing Party under this Agreement; or (d) is received from a third party whose disclosure does not violate any confidentiality obligation.

"Content Creation Kit" means the technical, branding guidelines and hosting requirements or specifications of TwoWay TV; a set of production and development tools including templates and downloads; design guidelines; and occasional development support to assist Content Partner to build, simulate and publish the Content Service in accordance with the specifications of the Channel for distribution on the Cable Networks;

"Content Management System" means the system that TwoWay TV uses to integrate and publish content on the Cable Networks' TV platform for interactive TV services;

"Content Server" means Content Partner's web server on which the Content Service shall be hosted and maintained by Content Partner to enable a Subscriber to request the Content Service from the Content Service page (accessed via the Channel's interactive games menu) via the STB modem out-of-band and cause a software application to download and open in the STB resulting in the transmission of a broadcast data stream including application specific data which will enable a Subscriber to interact with the Content Service (or part thereof);

"Content Service" means the Content Partner's interactive TV casino games content, known as "Play 4 Fun Casino Zone" and described in Schedule 2, together with all related software, source codes, audio and video material, texts, graphics, still and moving pictures, information, data and tools and links (branded or otherwise) developed and built by Content Partner for carriage within the Channel, and shall include any updates or upgrades provided during the Term;

"Content Service Marks" means the Marks owned by the Content Partner and used directly and specifically in relation to the Content Service and constituting the brand identity of the Content Service, being:

     [GRAPHIC OMITTED](R) logo

     ZONE4PLAY - INTERACTIVE GAMING TECHNOLOGY(R) word mark;

"Control" means that more than fifty percent (50%) of a controlled entity's shares or ownership interest representing the right to make decisions for such entity are owned or controlled, directly or indirectly, by the controlling entity; the expression "Controlled" shall be construed accordingly;

"Data" means any personal data, databases, lists and any other information, including name, address, subscription and usage data, relating to a Subscriber generated by the Content Service or any part thereof;

"Effective Date" means the date of Commercial Launch;

"Fault" means any non-compliance of all or part of the Content Service or the manner in which the Content Service is provided and functions or its quality (globally or partly) with the description and specifications as set out in SLA, as well as any other faults, errors and failures of the Content Service and related supporting hardware and/or software;

"Force Majeure" means any cause beyond a Party's reasonable control affecting the performance by that Party of its obligations hereunder including any act of God, fire, national or local emergency, acts or omissions of government or regulatory authority, including regulations or directives) and any act or omission of persons or bodies beyond the control of the affected Party;

"Full Specification" has the meaning given to it in Clause 3.1(i);

"Gross Advertising Revenue" means all revenue generated from the sale of advertising within the Content Service;

"Gross Subscriber Revenue" means Subscriber revenue received by the relevant Cable Network arising specifically from Subscriber payment transactions in relation to the Content Service;

"Intellectual Property Rights" means all present and future intellectual property rights which are registered by, owned by or licensed to or otherwise controlled by a Party or a third party, as the case may be, including: (i) patents and patent applications; (ii) trade and service marks, logos, design rights (whether registrable or not) and applications for any of the foregoing;
(iii) all copyright and neighbouring rights, including registrations and applications for registration thereof; (iv) database rights; (v) domain names;
(vi) software; (vii) confidential and proprietary information, including trade secrets and know-how; (viii) trade or business names; and (ix) all other intellectual property rights or related rights which subsist now or in the future whether registrable or not in any country;

"Launch Timetable" means the timetable set out in Schedule 3;

"Marks" means any trademarks, names, brands, logos, service marks, theme music and all other elements;

"material breach" means a breach (including an anticipatory breach) which is serious in the widest sense of having a serious effect on the benefit which the non-breaching Party would otherwise derive from a substantial portion of this Agreement;

"Middleware" means the group of operating systems and software platforms used by the Cable Networks, being (i) Liberate DTV Navigator version 1.2.7.4 (Telewest Build) and (ii) Liberate DTV Navigator version 1.2.7.4 (ntl Build);

"Net Advertising Revenue" means the Gross Advertising Revenue after deduction of
(i) all taxes (including VAT and other sales taxes), (ii) any direct costs of sales incurred by either Party, (iii) advertising sales commission and any other external sales costs, and (iv) an administration fee of five (5)%;

"Net Subscriber Revenue" means Gross Subscriber Revenue after deduction of Value Added Tax, third party rights/promotional costs and the relevant Cable Network's revenue share, calculated as follows based, by way of example, on a (pound)1.00 per play charge:

-------------------------------------------------------------------------
GROSS SUBSCRIBER REVENUE:                    (POUND)1.00      (POUND)1.00

less

VAT:                                   17.5%       17.5p           82.5p
Third party rights/promotional costs:    15%     12.375p          70.125
Cable Network's revenue share:           50%     35.062p         35.062p

NET SUBSCRIBER REVENUE:                                          35.062P

-------------------------------------------------------------------------

and if prizes are to be added later, the parties will mutually agree the appropriate deductions concerning the cost of prizes and prize fulfilment;

"ntl" means ntl Group Limited of NTL House, Bartley Wood Business Park, Hook, Hampshire, RG27 9UP;

"Outside Factor" means (a) any peculiarity in, malfunction of and/or defect in
(i) any type of STB being tested against, or (ii) the relevant Cable Network infrastructure and operating systems, and/or (b) an Event of Force Majeure;

"Priority Level" means one of the four levels of priority of a Fault (Low, Medium, High, Urgent), as specified in Section 6.4.1 of Schedule 4;

"QA Testing" shall have the meaning set out in Clause 3.2;

"Representative" means an Affiliate of either Party and/or the respective directors, officers, employees, attorneys, consultants, sub-contractors or other agents or advisors of either Party or an Affiliate of either Party;

"Service Level Agreement" or "SLA" means the Service Level Agreement in Schedule 4;

"Site" means a web site containing the Content Service and which will be tailored in accordance with the Full Specification and hosted, served and published by the Content Partner;

"STB" means a Cable Network television set-top box;

"Subscriber" means a person who subscribes to a Cable Network and is authorized by or on behalf of the relevant Cable Network to receive and view digital television services, including the Channel, for display on a television set through a STB; "Subscriber" shall also include any other user other than an actual Subscriber who has permission from the Subscriber to access and use the Content Service or any part thereof through a Subscriber's STB;

"Term" means the term of this Agreement as set out in Clause 12.1 of this Agreement;

"Telewest" means Telewest Communications plc of Unit 1 Genesis Business Park, Albert Drive, Woking, Surrey GU21 5RW;

"Territory" means the United Kingdom of Great Britain and Eire;

"Third Line Technical Support" means the technical support to be provided by the Content Partner on request by TwoWay TV under the terms of the SLA;

`TwoWay TV Marks' means the Marks owned by TwoWay TV and used by TwoWay TV in relation to the Channel, being:

      TWO WAY TODAY(R) logo

      TWO WAY TV(R) word mark;

`TwoWay TV Materials' means:-

(a) any work product, deliverable or materials including (without limitation) any idea, concept, design, content, specification, equipment, component, scripts, tapes, documentation, information and/or data created by or on behalf of TwoWay TV in connection with the hosting and operation of the Channel and the distribution of the Content Service as part of the Channel; and

(b) the proprietary technology and knowhow of TwoWay TV in all electronic forms including (without limitation) any software program, tool or module and all source and object code forming part of and supporting the testing, integration, broadcast, operation and management of the distribution of the Content Service as part of the Channel together with all information in eye-readable form supporting the same prior to, during or after the Term;

"Working Day" means Monday to Friday, but excluding any public holidays in Israel and in the Territory; and

"Working Hours" means between 09.00 CET and 18.00 CET on a Working Day.

SCHEDULE 2 :

`CONTENT SERVICE' : SPECIFICATION

1. This Schedule describes the initial Specification of the Content Service which will for the basis of discussions between the parties, out of which the Content Partner shall develop the Full Specification.

1.1 The Content Service shall consist of welcome and menu screens, with associated help text and terms and conditions for 3 "casino style" interactive TV games, being

         `VIDEO POKER'

         `BLACK JACK'

         `BACCARAT'

         all as described below:

VIDEO POKER         [GRAPHIC OMITTED]      Video Poker gives you fantastic
                                           payouts and non-stop excitement
                                           for hours of fun. Video poker is
                                           a versatile game combining
                                           knowledge of Poker with the
                                           excitement of slot machines and a
                                           few wild cards for extra fun.
                                           Like all forms of Poker, the goal
                                           of the game is to get the best
                                           hand possible. The machine uses a
                                           52-card deck, which is shuffled
                                           after each hand

BLACK JACK          [GRAPHIC OMITTED]      By far the most popular card game
                                           on today's casino circuit and
                                           card clubs around the world. Our
                                           Blackjack game uses four 52-card
                                           decks. In this game the dealer is
                                           the only opponent. The player's
                                           goal is to reach a card value
                                           that is closer to 21 than the
                                           dealer's card value, without
                                           going over 21. If your first two
                                           cards total 21, you have a
                                           Blackjack
BACCARAT            [GRAPHIC OMITTED]      The object of the Baccarat game
                                           is to bet on the hand that you
                                           believe will be closest to a
                                           total of nine. Baccarat is played
                                           with six decks of cards that are
                                           re-shuffled after each hand. You
                                           can bet on either the Player's
                                           side, the Bank side or on a Tie.
                                           Four cards are dealt, the first and
                                           third to the Player's hand, The
                                           second and fourth to the Banker's
                                           hand. If the value of cards exceeds
                                           9, then the hand value is adjusted by
                                           subtracting 10 from the total.

1.2 The initial navigation for the Content Service is set out in the diagram at Section 1.6 below. In summary, Subscribers will enter the "Play 4 Fun Casino Zone" from the Channel's interactive games menu. The first "Play 4 Fun Casino Zone" screen will explain the cost of the Content Service and what this entitles the Subscriber to. From here, Subscribers can either choose to enter the Content Service, or can choose to leave to go back to the Channel. Those choosing to enter the "Play 4 Fun Casino Zone" will be taken to its "menu screen"("Lobby"). From the "menu screen", Subscribers may enter the games; choose to buy more `chips' (or points); or may access the leaderboard, registration area or any necessary help screens.

1.3 On entering each game the Subscriber will have the choice of: paying a fee (to be agreed between the Parties and charged through the Billing System), for which they will receive a fixed number of `chips' (or tokens); or, they can login to retrieve any `saved' chips (or tokens) they had bought or won previously. During each game, a Subscriber may continue playing until they have run out of chips (or points) or until they wish to return to the menu screen. They may save their chips (or tokens) at any time in the Content Service, by registering a nickname and password (or similar). The `saved' chips (or tokens) may be used within the Content Service at any time in the future by a Subscriber providing the correct nickname and password (or equivalent) to access them.

1.4 On saving their chips (or tokens) the Content Service will update the leaderboard area. The leaderboard area will provide a list of the top-ranking players in the "Play 4 Fun Casino Zone", with ranks based on the number of chips in their accounts. Leader boards will show how every player's score relates to the scores of the most successful 50 (actual number to be agreed) players from the participants. Every user can watch the leader board and every user can see how his current score compares with the top 50. The Subscriber's will be given a comical `text' rank that compares his score with the most successful 50 players (for example, a subscriber with a score of less than 10% of the bottom of the leaderboard might be greeted by "Don't give up your day job yet" etc.)

1.5 Prizes - if prizes are to be added later, the parties will mutually agree the appropriate deductions concerning the cost of prizes and prize fulfilment

1.6 TwoWay TV, or its providers, shall provide the Billing Module to the Content Partner for integration within the Content Service. The Billing System is used to process all Subscriber payment transactions within the Content Service. The Content Partner shall provide all other software for the Content Service and all data management associated with it.

1.7   Navigation Diagram:

                              [FLOWCHART OMITTED]

SCHEDULE 3: LAUNCH TIMETABLE

1. The Content Service will be delivered and launched in accordance with the following timetable:

------------------------------------------------------------------------------------------------------------------------------
DATE                    DELIVERABLE                                                                               TERRITORY
------------------------------------------------------------------------------------------------------------------------------
Signature of Agreement  Signing of the Agreement.                                                                 N/A

                        TwoWayTV delivers STBs to Content Partner.                                                Israel
------------------------------------------------------------------------------------------------------------------------------
Signature               Content Partner's confirmation that STB is fully functional.                              UK

+ 1 week

                        Content Partner commences pre-production.

                                                                                                                  Israel

                        Content Partner provides Full Specification to TwoWay TV for sign-off.

                                                                                                                  UK

                        Content Partner commences development work.

                                                                                                                  Israel
------------------------------------------------------------------------------------------------------------------------------
Signature               Test version of Content Service delivered by Content Partner to TwoWay TV for initial     UK
                         assessment.

+ 2 weeks

                        Content Partner undertakes QA Testing at its premises
(Clause 3.2 of the Agreement).

                                                                                                                  Israel
------------------------------------------------------------------------------------------------------------------------------
Signature               TwoWay TV undertakes User Acceptance Testing at its premises (Clause 3.3 of the           UK
                         Agreement).

+ 3 weeks
------------------------------------------------------------------------------------------------------------------------------
Signature               TwoWay TV submits final release for Network Reviews (Clause 3.4 of the Agreement).        Israel

+ 6 weeks

                                                                                                                  UK
------------------------------------------------------------------------------------------------------------------------------
Signature               Commercial Launch.                                                                        UK

+ 9 weeks
------------------------------------------------------------------------------------------------------------------------------

2. In order to enable Content Partner to develop and build the Content Service and to deliver it to TwoWay TV in accordance with this Agreement, TwoWay TV may make certain additional equipment and/or information available to Content Partner. In the event that TwoWayTV makes any such equipment and/or information available to Content Partner, Content Partner shall if so requested by TwoWay TV sign a document comprising the terms of use of such equipment and/or information.

3. If TwoWay TV fails to make any equipment and/or information available to the Content Partner, as necessary in order to enable Content Partner to perform it's obligations pursuant to this Agreement based on the Launch Timetable, or if TwoWay TV otherwise takes action or omits to take action which directly and materially affects the Content Partner's ability to achieve the Launch Timetable, the Launch Timetable shall be adjusted accordingly.

4. Submission by Two Way TV of the Content Service for Network Review is dependant the Content Service passing Two Way TV's internal User Acceptance Testing pursuant to Clause 3.3 of the Agreement.

5. Commercial Launch is dependent upon the relevant Network Review dates being secured. Owing to scheduling restrictions Launch can only occur on a Monday. However, if Two Way TV is unable to launch the Content Service within 9 weeks the Content Service passing Two Way TV's internal User Acceptance Testing (except where any such delay is caused by the Content Service (or part thereof) failing to pass the Network Review resulting from (i) any defect in or any failure of the Content Partner to perform or procure the performance its obligations under this Agreement, or (ii) as a result of any defect in and/or any failure of the Cable Networks' or third party network hardware, middleware, systems or other materials), without derogating from any its rights of this agreement and applicable law, Content Partner may terminate this agreement effective upon the receipt of such written notice.

SCHEDULE 4: SERVICE LEVEL AGREEMENT (SLA)

1.       With respect to the availability of the Content Service:

1.1. During the Term and from the Commercial Launch, the Content Partner shall ensure that the Content Service is available for distribution by TwoWay TV 24 hours each day of the year.

1.2. Content Partner will ensure that the chosen connection to the Site provides a high level of performance.

1.3. Content Partner wholly responsible for ensuring that disaster recovery / business continuity plans are in place, regular backups of content data are carried out and offsite secure storage is utilized at all times during the Term from the Commercial Launch.

1.4. Content Partner is responsible for capacity planning to ensure that its server(s) used for the Content Service remain able to store and handle data as required in accordance with this Agreement.

1.5. Content Partner shall ensure integrity of data traffic via its site, including making use of virus checking software that the data traffic is virus free.

2. In the event of a Fault, in TwoWay TV's opinion, TwoWay TV will advise Content Partner in writing, and in emergencies, by telephone, electronic mail or fax in accordance with the provisions of Section 5.4.2 of this Schedule.

3. Content Partner shall be reachable by telephone, electronic mail or fax on the days and hours and in the way set forth in Section 5.4.2 of this SLA.

4. When a Fault is notified by TwoWay TV to Content Partner, Content Partner shall respond and fix the Fault in accordance with the provisions of
      Section 5.4.2 of this SLA and shall take all measures, which will or may result, in a solution of the Fault. Such measures will be taken without interruption, within and outside of usual Working Hours and Working Days.

5. Content Partner shall at all times during the Term provide to TwoWay TV the following service levels with respect to the Content Service:-

5.1. At all times during the Term, Content Partner shall ensure that it has and maintains an adequate support organization, equipment and related procedures for logging, monitoring, investigating and resolving Faults during Working Hours, or outside Working Hours in case of High Priority Level, as indicated in Section 5.4.2 of this Schedule.

5.2.  Reporting of Faults by TwoWay TV and initial response by Content Partner:

(i) Following initial analysis by TwoWay TV, all actual and potential Faults identified by TwoWay TV will be reported to Content Partner to the appropriate contact defined in Section 5.4.2 of this SLA. The preferred method of communication for the purposes of reporting Faults is by electronic mail to the address shown in Section 5.4.2 of this SLA.

(ii) All relevant information with respect to the reported Fault known by TwoWayTV will be made available to Content Partner, including the nature and symptoms of the Fault, the estimated time of occurrence of the Fault, the impact of the Fault on TwoWay TV's or TwoWay TV's Affiliates' activities, and the Priority Level as specified in Section 5.4.1 of this SLA.

(iii) Upon receiving a Fault report, an initial response will be made by Content Partner within the response time indicated in Section 5.4.2 of this SLA, giving a reference for the reported Fault, and requesting any additional information that may reasonably be required.

(iv) Content Partner shall provide regular progress updates to TwoWay TV, and shall confirm by electronic mail to TwoWay TV that any actions to restore the Content Service have been effective.

(v) In the event of a Fault being identified by Content Partner before receipt of a Fault report from TwoWay TV, Content Partner shall notify TwoWay TV of such occurrence of a Fault within one (1) hour of the occurrence being identified by its own support organization, using the contact for technical assistance as specified in Schedule 9 of this Agreement.

5.3. Solution by Content Partner: Content Partner shall fix the Faults and restore the Content Service in accordance with Section 5.4.2.

5.4. Priority Levels, Response/solution by Content Partner: For the purposes of this Section 5.4, the Priority Levels of Faults shall be defined as follows:

(i) LOW PRIORITY LEVEL (i.e. Faults that affect non-material aspects of the quality of the Content Service):

      o Content Partner delivers outdated/untimely data (e.g. old news stories, outdated weather/traffic data); or

      o the Content Service delivered by Content Partner features minor faults including broken navigational links, poorly formatted text, poor image quality, spelling errors, local language errors.

(ii) MEDIUM PRIORITY LEVEL (i.e. Faults that affect more important aspects of the quality of the Content Service):

      o Content Partner delivers images that do not match the related part of the Content Service; or

      o Content Partner delivers applications that load significantly slower than the other applications within the Interactive TV Service or on the Cable Networks' TV Platform.

(iii) HIGH PRIORITY LEVEL (i.e. Faults that materially affect the working of the Content Service):

      o the Site is, in total or for a large part, inaccessible by the Subscribers; or

      o whole pages or a large number of pages or applications of the Content Service are not loading, broken, incoherent or inaccessible.

(iv) URGENT LEVEL (i.e. Faults that affect the working of the Channel, the Cable Networks' TV Platform or the Content Service):

      o the Content Service contains javascripts that cause stack errors resulting in a crash of the STBs;

      o Content Partner engages in unauthorized use of Liberate extended objects as part of the Content Service build (e.g. conditional access objects, user objects, TV program/channel objects);

      o Content Partner uses a large number of "windows" as part of the Content Service build (this may result in STBs running out of memory and crashing);

      o Content Partner changes, disables or otherwise interferes with the Channel (e.g. Content Partner captures TwoWay TV-only key strokes for other purposes); or

      o the Content Service disables, either in part or in full, the Channel or the navigation/browser services on the Cable Networks' TV Platform (outside of the Site).

The list of events and examples mentioned in this Section 5.4.1 is not exhaustive, but only indicative.

5.4.2. At all times during the Term, Content Partner shall comply with the following requirements as regards reporting of Faults by TwoWay TV:

------------------------------------------------------------------------------------------------------------------------------------
REPORTING OF FAULTS
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
REPORTING BY TWOWAY TV                                                      RESPONSE BY CONTENT PARTNER
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
PRIORITY LEVEL:                    CONTACT DETAILS OF CONTENT PARTNER FOR   RESPONSE TIME:
                                   REPORTING:

                                   Name: Ira Vinitzky

LOW AND MEDIUM                                                              LOW AND MEDIUM
                                   E-mail: ira@zone4play.com

PRIORITY LEVELS:                                                            PRIORITY LEVELS:
                                   Telephone: 97235376989

                                   Fax: 97235376986

During Working Hours on Working                                             Initial response after Fault report by TWTV: within two
Days.                                                                        (2) Working Hours.

                                                                            Time frame between the initial response and the solution
                                                                             to the reported Fault:

                                                                            Low Priority Level - 10 Working Days

                                                                            Medium Priority Level - 2 Working Days

                                                                            HIGH PRIORITY LEVEL:

HIGH AND URGENT

PRIORITY LEVELS:
                                                                            Initial response after Fault report by TWTV: within 2
                                                                             hours.

24 hours a day, each day of the
year, excluding "Yom Kippur"
Holiday in Israel.                                                          Time frame between the initial response and the solution
                                                                             to the reported Fault - two (2) hours

                                                                            URGENT PRIORITY LEVEL:


                                                                             After Fault report by TWTV : 2 hours for both initial
                                                                             response and solution to the reported Fault.
------------------------------------------------------------------------------------------------------------------------------------

5.5. The Parties shall agree regular windows for the maintenance of the Content Service. The total time of such periods shall not exceed 1 hour in any 30 day period.

6. In accordance with the provisions of Clause 11, TwoWay TV may, at any time, at its sole option and without being liable in any way to the Content Partner, remove the link to the Site from the Channel (or any other menu system) in the event that, in TwoWay TV's opinion, such removal would be the most appropriate way:

(i) to ensure or restore the integrity or proper working of the Content Service, the Channel or the Cable Networks' TV Platform or any part thereof or any other service on the Cable Networks' TV Platform; or

(ii)  to avoid an overload of the relevant customer service(s) or helpdesk(s);
      or

(iii) to protect its commercial reputation towards the Subscribers (such as avoiding or trying to limit complaints from Subscribers or in the event that Content Partner fails to comply with the provisions of Sections 1 to (and including) 5 of this Schedule and that such failure, in TwoWay TV's reasonable opinion, affects the quality of the Content Service).

7. Content Partner must not bring any material changes to the Content Service which has not been tested beforehand by TwoWay TV. This testing process shall not apply to changes provided in the feeds-based templates which are provided by TwoWay TV as part of the Content Creation Kit (or updates thereof) and which have already been tested by TwoWayT V. This testing process will need to be carried out with respect to any of the following changes:

(i)   implementation of any new design elements, including all graphics;

(ii)  any change to the Site's functionality or site structure;

(iii) any additional piece of functionality added to the Site; or

(iv) any change to the method of content delivery to the Site (e.g. implementation of a new Content Management System or upgrades or changes to the core functionality of the Content Management System).

SCHEDULE 5: REVENUE GENERATION

1.    Advertising and Sponsorship:

1.1. The Parties will discuss in good faith reasonable opportunities and co-operate to generate additional revenues from the Content Service by the inclusion of advertising (via banner advertising and other appropriate advertising models) and sponsorship (sponsor logos, banners and other appropriate sponsorship models) within and around the Content Service as part of the Channel.

1.2. Either Party shall be entitled to sell advertising and sponsorship within and around the Content Service subject to the Parties' mutual agreement in advance of sales activities. But any such sales of sponsorship or advertising, shall always be subject to Two Way TV's final approval before the Content Partner enters into any binding agreement with a third party. The parties will agree in good faith:

(i) the sales pricing and positioning of the advertising and sponsorship to be sold; and

(ii) a set of selling rules, including sales channels, inventory allocations, priority client, agency relationships and rights of refusal.

1.3. For the avoidance of doubt, no sponsorship shall be sold with duration of more than two months without the prior written consent of the other Party. The Parties will liase on a regular basis, but not less than once a month, on sales prospects for advertising and sponsorship and agree in writing before signing advertising or sponsorship agreements with respect to the Content Service.

1.4. Any sponsorship or advertisements carried on the Content Service within and around the Content Service as part of the Channel shall:

(i)   not contain any obscene, blasphemous or libellous materials;

(ii) not infringe the rights of any third party (including Intellectual Property Rights, confidentiality and privacy rights); and

(iii) comply with all directions or guidelines of TwoWay TV or the relevant Cable Network and/or any relevant codes of advertising and other regulations laid down in the Territories and where the advertisements are displayed, whether on a statutory or a self-regulatory basis.

1.5. The Parties shall endeavour to agree a reasonable procedure by which they can ensure that advertising or sponsorship sales or other agreements made by them or their agents do not conflict in any manner with the commercial interests of the other Party, prior to the conclusion of such sales or other agreements.

2.    Subscriber Revenue - Content Service:

2.1 TwoWayTV shall define the parameters of all payment systems during the Term.

2.2 Content Partner shall integrate the Billing System functionality as defined by TwoWayTV to enable Subscriber payment transactions within the Content Service.

SCHEDULE 6: FEES, REVENUE SHARING AND PAYMENT

1.    Advertising and Sponsorship:

1.1. Net Advertising Revenue shall be shared between TwoWayTV and Content Partner based on, respectively, a 50 (fifty) % and 50 (fifty) % split.

2.    Subscriber Revenue - Content Service:

2.1 Net Subscriber Revenue shall be shared between TwoWayTV and Content Partner based on, respectively, a 50 (fifty) % and 50 (fifty) % split.

SCHEDULE 7: BRANDING AND MARKETING

1.    Branding of the Content Service / Use of the Parties' Marks:

1.1 The Content Service and specifically its "welcome" screen, and the "menu" screen will be branded with the TwoWay TV Marks in accordance with the Full Specification, as defined in the Content Creation Kit, or as notified by TwoWay TV to Content Partner from time to time.

1,2 The Content Service's "welcome" screen, and the "menu" screen and any interstitial "loading" pages between the "menu" screen and the games, where these are not used for advertising and sponsorship, will contain the following credit "Powered by Zone 4Play. (C) Zone4Play 2003".

2.    Promotion / Marketing of the Content Service:

2.1 TwoWay TV undertakes to promote the Content Service through its marketing allocation provided by the Cable Networks.

2.2 Content Partner shall on a regular basis, as well as upon reasonable request from TwoWay TV where available and free of charge provide materials in respect of the Content Service for use by TwoWay TV and in support of TwoWay TV's advertising of the Channel.

SCHEDULE 8: REPORTING PROCEDURE

1. Not later than ten (10) days after the end of each month (the "Relevant Month"), Content Partner shall provide TwoWay TV with a report on user numbers and other traffic usage data and information for the Relevant Month, including:

1.1   general traffic information:

(i)   full log files of traffic activity including:

o     page impressions;

o     unique user numbers;

o     click-through rates; and

o     (breakdowns by month; and

(ii) (where relevant) with respect to the Transactional Services (as specified in Schedule 1):

o     aggregate number of active accounts ("Active Accounts");

o     number of new Active Accounts created;

o total number of Subscriber payment transactions executed within the Content Service;

o     number of Subscriber payment transactions executed per Active Account; and

o     average amount spent per Active Account;

as well as any relevant information with respect to the access to and use of the Content Service.

SCHEDULE 9: CONTACT DETAILS

---------------------------------------------------------------------------------------------------------------------------------
TWOWAY TV:                                                        CONTENT PARTNER:
---------------------------------------------------------------------------------------------------------------------------------
Contract Management:                                              Contract Management:

Attn. Guy Templer Attn. Erez Lahav
Two Way TV Limited                                                Zone4Play Limited
Beaumont House                                                    3B Hashlosha street
Kensington Village                                                Tel Aviv, 67060
Avonmore Road                                                     Israel
London W14 8TS
U.K.                                                              T. +972 3 537 6989

                                                                  E-mail: erez@zone4play.com

T. +44 20 8433 6198
E-mail: gtempler@twowaytv.com
Technical assistance:                                             Technical assistance:

                                                                  Attn. Ira Vinitzky

Attn. Jules Wright Zone4Play Limited
Two Way TV Limited                                                3B Hashlosha street
Beaumont House                                                    Tel Aviv, 67060
Kensington Village                                                Israel
Avonmore Road
London W14 8TS                                                    T. +972 3 537 6989
U.K. E-mail: ira@zone4play.com
T. +44 20 8433 6389
E-mail: jwright@twowaytv.com
---------------------------------------------------------------------------------------------------------------------------------

SCHEDULE 10:  TWO WAY TV BILLING SYSTEM

1. TwoWay TV shall provides its own server-side and client-side architecture that is integrated into the Cable Networks' own Subscriber billing system (the "BILLING SYSTEM"). The Billing System will enable the Content Partner to include Subscriber payment transactions to their Content Service and for each transaction to appear on the Subscriber's monthly cable bills. Two Way TV will provide a Billing Module (being a set of client-side Javascript code and instructions for integration) to the Content Provide to include in the Content Service. The Content Service must use this Billing System for all Subscriber payment transactions.

2. The Parties will mutually agree the amount of the fee to be charged to Subscribers for using the Content Service. It is anticipated that this will not be less than 50p for purchasing a fixed number of chips in the Content Service.

3. The Billing System, and selected third parties (operators and providers), enables:

o storing the transaction for audit purposes and forwarding the transaction to the Cable Networks

o     billing the Subscriber and collecting all monies due;

o disbursing the net revenues to TwoWay TV at the end of the month, two months after the transaction was placed;

o providing (through the Billing Module) standardized access, admission and failure pages which are placed between the free parts or features of the Content Service, and communication between the client-application and Two Way TV's server-side Billing infrastructure.

4. Content Partner is fully and solely responsible for promoting the Content Service and informing the Subscriber fully and properly and in accordance with applicable regulations in the UK about the Content Service itself (its elements and features) and the charge for its access.

5. TwoWay TV will use its reasonable endeavours to provide Content Partner with a report within a few weeks of the end of each month detailing the number of Subscriber payment transactions made within the Content Service and the incoming revenues.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed.

ZONE4PLAY (CY) LIMITED    ZONE4PLAY ISRAEL LIMITED    TWO WAY TV LIMITED

/s/ Zoe Kokoni            /s/ Shimon Citron           /s/ Jean de Fougerolles

Name :    Zoe Kokoni      Name :    Shimon Citron     Name : Jean de Fougerolles

Title : Director          Title : Director            Title : CEO

Date : March 10th, 2003   Date : March 10th, 2003     Date : March 10th, 2003